UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2012

MEMC Electronic Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O'Fallon) St. Peters, Missouri (Address of principal executive offices)	63376 (Zip Code)

(636) 474-5000 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously announced, effective May 25, 2012, Michael McNamara retired from the Board of Directors of MEMC Electronic Materials, Inc. (the “Company”), and all committees thereof, upon the expiration of his term.

Item 5.07. Submission of Matters to a Vote of Security Holders.
The Company held its 2012 Annual Meeting of Stockholders on May 25, 2012. Set forth below is a brief description of each matter voted upon at the Company's 2012 Annual Meeting of Stockholders, and the voting results with respect to each matter.

1.	A proposal to elect two Class II directors to serve for a term expiring in 2015:

Class I Director	For	Against	Abstentions	Broker Non-Votes
Robert J. Boehlke	86,666,243	66,374,762	624,416	40,018,421
Emmanuel T. Hernandez	97,614,045	55,439,534	611,842	40,018,421

2.    A non-binding advisory vote on the compensation of the Company's named executive officers:

For	Against	Abstentions	Broker Non-Votes
142,434,206	6,491,645	4,739,570	40,018,421

3.	A proposal to ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2012:

For	Against	Abstentions
191,350,007	1,800,012	533,823

4.	Approval of amendments to the Company's equity incentive plans to allow a one-time stock option exchange program for employees other than executive officers:

For	Against	Absentions	Broker Non-Votes
126,411,695	27,000,377	253,349	40,018,421

5.	A non-binding stockholder proposal to elect each director annually:

For	Against	Abstentions	Broker Non-Votes
146,812,719	6,685,441	167,261	40,018,421

Pursuant to the foregoing votes, (i) Messrs. Boehlke and Hernandez were elected to serve as Class II directors for a three-year term ending in 2015, (ii) the compensation of the Company's named executive officers was approved on a non-binding basis, (iii) the selection of KPMG LLP as the Company's independent registered public accounting firm for the Company's fiscal year ending December 31, 2012 was ratified, (iv) the amendments to the Company's equity incentive plans to allow a one-time stock option exchange program for employees other than executive officers were approved, and (v) the non-binding stockholder proposal to elect each director annually was approved.

Item 8.01. Other Events.
On May 24, 2012, the Compensation Committee (the “Committee”) of the Board of Directors of the Company reviewed the annual equity compensation grants to non-employee directors of the Company. As disclosed in the Company's annual proxy statement, the Company's non-employee director compensation program includes an annual grant of restricted stock units (“RSUs”) for shares of common stock. The RSUs vest 100% on the first anniversary of the grant date. Each year, RSUs are to be awarded on the date of the Annual Stockholder Meeting, in an amount such that the number of underlying shares of MEMC common stock has a total value of $185,000 on the date the award is granted. In its consideration of this part of the non-employee director compensation for 2012, the Committee was concerned that the decline in the Company's stock price would result in RSU grants at significantly higher share levels than in the past, use of a disproportionately large number of shares from the Company's 2010 Equity Incentive Plan and greater dilution to the Company's stockholders. The Committee determined that the proper course of action was to reduce significantly the annual RSU grants for 2012 to mitigate these negative consequences, even though the value associated with such grants would be substantially less than contemplated by the non-employee director compensation program. As a result, the Committee proposed, and the Board approved on May 24, 2012, a reduction in the number of RSUs to be granted to the non-employee directors for 2012. Accordingly, on May 25, 2012, the non-employee directors received only 35,000 restricted stock units, valued at approximately $56,000 based on the closing price of the Company's common stock on the date of grant. The RSUs will vest 100% on May 25, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.
Date:	May 30, 2012	By:	/s/ Bradley D. Kohn
Name: Bradley D. Kohn Title: Senior Vice President, General Counsel and Corporate Secretary